EXHIBIT 10.1

                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           GJ RAILCO ACQUISITION, LLC

                                       AND

                       NEW YORK REGIONAL RAIL CORPORATION

                             DATED NOVEMBER 6, 2005

                       STOCK AND ASSET PURCHASE AGREEMENT

     THIS STOCK AND ASSET PURCHASE AGREEMENT (the "AGREEMENT") dated November 6, 2005 is by and among GJ RAILCO ACQUISITION, LLC ("BUYER") , a New York limited liability company with a place of business at 2370 Transit Road, West Seneca, New York 14224, and NEW YORK REGIONAL RAIL CORPORATION ("SELLER"), a Delaware corporation with a place of business at 5266 Seneca Street, West Seneca, New York 14224. BUYER and SELLER are sometimes referred to separately as a "Party" and collectively as the "Parties".

RECITALS:

     A. BUYER desires to purchase 93.4% of the stock of New York Cross Harbor Terminal Corporation ("Corporation") owned by SELLER ("Transferred Shares"); and

     B. BUYER desires to purchase that certain barge "(Barge") owned by SELLER; and

     C. SELLER desires to sell the Transferred Shares and the Barge to BUYER;
and

     D. The Parties are entering into this Agreement to confirm the terms and conditions upon which BUYER shall acquire the Transferred Shares and the Barge from SELLER:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms, not elsewhere defined in this Agreement, shall have the following meanings:

          (a) "ACCOUNTS RECEIVABLE" means all accounts receivable of the Business, as reflected on its books and records.

          (b) "AFFILIATE" means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          (c) "AGREEMENT" means, unless the context otherwise requires, this Stock Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

          (d) "BARGE" has the meaning set forth in the Preamble of this Agreement.

          (e) "BUSINESS" means all activities which the Corporation is presently, or is presently contemplating, conducting or pursuing.

          (f) "BUSINESS RECORDS" means originals or true copies of all operating data and records of the Corporation and the Business, including financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, client lists, claims files, written operating methods and procedures, other information related to the Corporation's assets, reference catalogues, insurance files, personnel records, Tax Returns, Tax Return workpapers, and other records, on whatever media, pertaining to the Corporation or the Business.

          (g) "BUYER" has the meaning set forth in the Preamble of this Agreement.

          (h) "CLAIMS PERIOD" means the period beginning on the Closing Date and ending on the date that is two years after the Closing Date.

          (i) "CLOSING CERTIFICATE" has the meaning set forth in Section 2.3(a).

          (j) "CLOSING DATE" means that date agreed upon by the Parties for the Closing to occur, provided such date shall be no later than October 31, 2005.

          (k) "CONTRACTS" means the Material Contracts and the Minor Contracts.

          (l) "CURRENT REAL PROPERTY" means the real property leased by the Corporation and commonly known as the Bush Rail Terminal in Brooklyn, NY and the Greenville Railyard in Jersey City, NJ..

          (m) "EMPLOYEE BENEFIT PLAN" means any: (i) deferred compensation or retirement plan or arrangement; (ii) defined contribution retirement plan or arrangement; (iii) fringe benefit plan or program; or (v) any similar plan, arrangement or program which is maintained, administered or contributed to by the Corporation, or which covers any employee or former employee of the Corporation by reason of such employee's employment by the Corporation.

          (n) "ENCUMBRANCE" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Corporation's assets.

          (o) "ENFORCEABILITY LIMITATIONS" means: (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights;

and (ii) the discretion of the appropriate Governmental Authority with respect to specific performance, injunctive relief or other terms of equitable remedies.

          (p) "ENVIRONMENTAL CLAIMS" means any notice of violation, notice of potential or actual responsibility or liability, or written Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances; (iii) the violation, or alleged violation, of any Environmental Laws; or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

          (q) "ENVIRONMENTAL LAWS" means any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances.

          (r) "FINANCIAL STATEMENTS" means the financial statements of the Corporation consisting of the annual report on form 10KSB of New York Regional Rail Corporation for the year ended December 31, 2004 which consolidate the financial results of the Corporation with those of the Seller, and the unaudited financial statements of the Corporation for the nine months ending October 31, 2005.

          (s) "GAAP" means, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements.

          (t) "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

          (u) "GOVERNMENTAL REQUIREMENT" means any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority now in effect.

          (v) "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

          (w) "INCOME TAX LIABILITY" means liability for any federal, state, local or foreign income, business and occupation or similar Taxes owing by the Corporation to any Governmental Authority attributable to the operations and activities of, or otherwise incurred by or existing with respect to, the Corporation for any period ending on or prior to the Closing Date, including Taxes computed through the day before the Closing Date with respect to any partial year on a closing-of-the-books basis as if such partial year ended at the close of business on the day before the Closing Date.

          (x) "INDEBTEDNESS" means all: (i) obligations for borrowed money, including all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto; (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person; (iii) obligations issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with past and industry practice and other than any such obligations for services to be rendered in the future); (iv) indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired, whether or not the obligations secured thereby have been assumed; (v) capitalized lease obligations; (vi) obligations guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person; (vii) obligations (including reimbursement obligations) relating to the issuance of letters of credit, and (viii) obligations arising out of foreign exchange contracts.

          (y) "INSURANCE" means any fire, product liability, automobile liability, general liability, worker's compensation, medical insurance or other form of insurance maintained by the Business.

          (z) "INTELLECTUAL PROPERTY" means all intellectual property used to conduct the Business, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names (including the name "New York Cross Harbor Terminal Corporation" or any other derivative or similar name), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, know-how, compositions, supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all computer software (including data and related documentation and software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses; and
(vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

          (aa) "KNOWLEDGE" means the knowledge, information or belief, as appropriate to the context of the statement in which the term is used, of the applicable Party, following inquiry of all appropriate employees and other personnel and a review of all appropriate files and records.

          (bb) "LIABILITIES" has the meaning set forth in Section 2.2(b).

          (cc) "LOSSES" means all losses, liabilities, deficiencies, damages, encumbrances, fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

          (dd) "MATERIAL" and MATERIAL ADVERSE AFFECT" means, as the context reasonably requires, $25,000, or an act, omission, or default which would result in a Loss of $25,000 or more.

          (ee) "MATERIAL CONTRACTS" means the following contracts and other agreements, whether written or oral, which are currently in effect and to which the Corporation is a party or by which the Corporation is bound relating to or affecting the Business:

               (i) any agreement for the lease of real or personal property providing for lease payments in excess of $1,000 per year;

               (ii) any agreement for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, involves consideration in excess of $5,000 or is anticipated to result in a loss to the Corporation exceeding $5,000;

               (iii) any agreement concerning the Corporation's ownership of any capital stock of any corporation or the Corporation's membership in a limited liability company, partnership, joint venture or similar arrangement;

               (iv) any agreement under which the Corporation has created, incurred or assumed any Indebtedness;

               (v) any agreement under which there has been imposed an Encumbrance on any of the Corporation's assets;

               (vi) any letter of credit or performance bond;

               (vii) any confidentiality, non-piracy, non-solicitation or non-competition agreement;

               (viii) any agreement with any Affiliate of the Corporation or with any Related Person;

               (ix) any profit sharing, deferred compensation, severance or other plan or arrangement for the benefit of the Corporation's current or former shareholders, directors, officers or employees or any other direct or indirect beneficial owners;

               (x) any collective bargaining agreement;

               (xi) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

               (xii) any agreement or instrument reflecting outstanding loans or advances from the Corporation to its directors, officers or employees;

               (xiii) any agreement for the prospective acquisition of any business or product line of the Corporation or any other Person;

               (xiv) any sales representative, brokerage, agency or franchise agreement involving commission revenues of at least $5,000 per year or which is anticipated to result in a loss to the Corporation exceeding $5,000;

               (xv) any Intellectual Property license or royalty agreement;

               (xvi) any independent contractor agreement;

               (xvii) any agreement providing for indemnification by the Corporation other than indemnification agreements contained in any agreement constituting a Contract under any other provision of this subsection; and

               (xviii) any other contract, agreement or commitment not cancelable by the Corporation without penalty the performance of which will extend over a period of more than one year, involves consideration in excess of $5,000 or is anticipated to result in a loss to the Corporation exceeding $5,000.

          (ff) "MINOR CONTRACTS" means any contracts or other agreements other than the Material Contracts, whether written or oral, to which the Corporation is a party or by which the Corporation is bound relating to or affecting the Business.

          (gg) "PERMITS" means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

          (hh) "PERSON" means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

          (ii) "PREDECESSOR" means a Person, if any, whose status or activities could give rise to an Environmental Claim against the Corporation as a successor in interest to such Person.

          (jj) "PROCEEDING" means any claim, demand, action, suit, litigation, dispute, audit, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

          (kk) "RELATED PERSON" means any member, partner, shareholder, director, officer or employee of the Corporation or any other direct or indirect beneficial owner of the Corporation, any Person related to any such member, partner, shareholder, director, officer, employee or beneficial owner by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has an ownership interest of 30% or more, as a member, partner, shareholder, trustee or otherwise.

          (ll) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment.

          (mm) "REPRESENTATIVE" means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

          (nn) "REQUIRED CONSENTS AND FILINGS" has the meaning set forth in
Section 6.1.

          (oo) "SELLER" has the meaning set forth in the Preamble to this Agreement.

          (pp) "STOCK CASH CONSIDERATION" has the meaning set forth in Section 2.2(a).

          (qq) "TRANSFERRED SHARES" means 8,410 shares of the voting common stock, par value $0.01 per share, of the Corporation owned by SELLER.

          (rr) "TANGIBLE PERSONAL PROPERTY" means all tangible personal property owned or leased by the Corporation or in which the Corporation has any interest, including manufacturing equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto, but shall not include the Transferred Shares.

          (ss) "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          (tt) "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

          (uu) "TRANSACTION DOCUMENTS" means this Agreement and the instruments, certificates and other documents described in Section 3.2(a).

     1.2 Usage of Terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word "including" means "including, without limitation".

     1.3 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

                                    ARTICLE 2
                    PURCHASE OF TRANSFERRED SHARES AND BARGE

     2.1 Purchase of Transferred Shares. At the Closing, BUYER shall purchase the Transferred Shares from SELLER and SELLER shall sell the Transferred Shares to BUYER, free and clear of all Encumbrances, fully paid, non-assessable and free of preemptive rights. As a result, BUYER shall own 93.4% of all of the issued and outstanding stock of the Corporation.

     2.2 Consideration. In consideration for the Transferred Shares:

          (a) BUYER shall pay to SELLER $50,000.00 ("Stock Cash Consideration"), which shall be payable to SELLER upon delivery to BUYER of one or more certificates for the Transferred Shares, duly issued by the Corporation, and a bill of sale, as follows:

               (i) A down payment of $25,000.00; and

               (ii) The delivery of BUYER'S Promissory Note in the original principal amount of $25,000.00, which shall be payable in 20 equal monthly principal installments of $1,250.00, together with simple interest thereon at an annual rate of 6.00%; and

          (b) BUYER acknowledges those certain liabilities of the Corporation in an aggregate amount of $3,788,610.26, as more particularly described on Schedule 2.2(b), which liabilities will remain outstanding at the time of Closing("Liabilities").

     2.3 Purchase of Barge. At the Closing, BUYER shall purchase the Barge from SELLER and SELLER shall sell the Barge to BUYER, free and clear of all Encumbrances, except for (i) those disclosed in Schedule 2.3; (ii) the lien of current taxes not yet due and payable, and (iii) those duly recorded in the public record. Buyer acknowledges that the Barge is in poor condition, and may be inadequate for continued use in place without significant rehabilitation and repair. Buyer accepts the Barge in "As-Is" condition in all respects.

     2.4 Consideration. In consideration for the Barge:

          (a) BUYER shall pay to SELLER $50,000.00 ("Barge Consideration"), which shall be payable to SELLER upon delivery to BUYER of a bill of sale, as follows:

               (i) A down payment of $25,000.00; and

               (ii) The delivery of BUYER'S Promissory Note in the original principal amount of $25,000.00, which shall be payable in 20 equal monthly principal installments of $1,250.00, together with simple interest thereon at an annual rate of 6.00%

                                    ARTICLE 3
                                     CLOSING

     3.1 Closing. The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the offices of Hiscock & Barclay, LLP in Buffalo, New York or any other place as the Parties mutually agree in writing ("Closing").

     3.2 Instruments and Possession. Upon the terms and conditions contained in this Agreement, on the Closing Date, and upon delivery of the BUYER's Stock Cash Consideration and Barge Consideration, SELLER's Transferred Shares, Barge, bills of sale and the other closing documents and instruments to be delivered by the respective Parties hereto, as described in Articles 6, 7 and 8 below, BUYER shall be entitled to possession of the Transferred Shares and the Barge,. All of such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to the Parties and their legal Representatives.

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES SELLER

     SELLER represents and warrants to BUYER that, to its Knowledge and except as a breach of any such representations and warranties would not constitute a Material Adverse Effect:

     4.1 Organization and Authority of SELLER and the Corporation to Conduct Business. Each of the SELLER and the Corporation is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, except for the matters set forth on Schedule 4.1 relating to the Corporation. Each of the SELLER and the Corporation is duly qualified and registered to do business in each jurisdiction and municipality where such qualification or registration is required. Each of the SELLER and the Corporation has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Neither the SELLER nor the Corporation has any stock or equity interest in any other Person, other than the stock of CH Partners, Inc. and OSK Capital 1 Corp.

     4.2 Power and Authority; Binding Effect. Each of SELLER and the Corporation has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of SELLER and the Corporation, and constitutes the legal, valid and binding obligations of each of SELLER and the Corporation, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

     4.3 Title; Capitalization.

          (a) The Corporation has title to all of its assets and other property subject to the Encumbrances set forth on Schedule 4.3(a) and Encumbrances duly recorded in the public record. Neither Seller or Corporation make any warranty or representation with respect to the condition or marketability of title to the assets. The assets are conveyed "As-Is" in all respects.

          (b) The Corporation owns or leases pursuant to leases described on
Schedule 4.3(b) the Tangible Personal Property and all other tangible personal property used in the Business and owns or otherwise has sufficient rights with respect to all intangible property used in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

          (c) The Corporation leases pursuant to leases described on Schedule 4.3(c) the Current Real Property and all other real property used in the Business and owns or otherwise has sufficient rights with respect to all real property used in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

          (d) The authorized equity securities of the Corporation consist of 10,000 shares of voting common stock, $0.01 par value per share. SELLER owns 8,410 of the shares of the Corporation, being 93.41% of the issued and outstanding shares of the Corporation, and being the Transferred Shares hereinbefore defined. None of the Transferred Shares were issued in violation of any Governmental Requirement. SELLER is, and will be on the Closing Date the exclusive record and beneficial owner and holder of all of the Transferred Shares free and clear of all Encumbrances, fully paid, non-assessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, agreements or commitments: (i) restricting the transferability of the Transferred Shares or the consummation of the transfer of the Transferred Shares to BUYER; (ii) by which the Transferred Shares are bound; or (iii) obligating SELLER or the Corporation to sell or issue any new equity interests or any instrument convertible into or exchangeable for any equity interest or to purchase or redeem any equity interest.

     4.4 No Conflict or Violation.

          (a) The execution and delivery of this Agreement, the consummation of the sale of the Transferred Shares contemplated by this Agreement and the fulfillment of the terms of this Agreement regarding the sale of the Transferred Shares do not and will not result in or constitute: (a) a violation of or conflict with any provision of the organizational or other governing documents of SELLER or the Corporation; (b) a breach of, a loss of rights under or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any Contract, Indebtedness or Permit to which SELLER or the Corporation is a party or by which either of them is bound; (c) a violation by SELLER or the Corporation of any Governmental Requirement.

          (b) Except as set forth on Schedule 2.3 (Encumbrances), the consummation of the sale of the Barge contemplated by this Agreement and the fulfillment of the terms of this Agreement regarding the sale of the Barge do not and will not result in or constitute: (a) a violation of or conflict with any provision of the organizational or other governing documents of SELLER or the Corporation; (b) a breach of, a loss of rights under or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any Contract, Indebtedness or Permit to which SELLER or the Corporation is a party or by which either of them is bound; (c) a violation by SELLER or the Corporation of any Governmental Requirement.

     4.5 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by SELLER or the Corporation in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than as set forth on Schedule 4.5.

     4.6 No Proceedings. There is no Proceeding pending or, to the Knowledge of SELLER and the Corporation, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement, except as set forth in Schedule 4.6.

     4.7 Financial Statements; Liabilities.

          (a) SELLER has delivered to BUYER the Financial Statements. The Financial Statements fairly present the financial condition and the results of operations of the Corporation as of their respective dates and for the periods then ended in accordance with GAAP. The books and records of the Corporation from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of the Corporation, and the Financial Statements are in conformity therewith. The Corporation has numerous liabilities to third parties, including those reflected in the Financial Statements and Schedule 4.7, wherein the amount claimed to be due by the creditor may differ materially from the amounts otherwise reflected in the books and records of the Corporation. BUYER acknowledges that it has had adequate opportunity to examine the books and records of the Corporation in all respects, that it has satisfied itself with respect to the financial condition of the Corporation, and shall not assert any claim, offset or deduction against SELLER as a result of inconsistencies or inaccurate reflection of the extent or amount of assets or liabilities of the Corporation.

          (b) SELLER, except as provided above, is unaware of the existence of any other material liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of the Corporation except: (i) liabilities and obligations reflected in the Financial Statements; (ii) the Contracts; (iii) the Proceedings set forth on Schedule 4.13; (iv) liabilities and obligations incurred between the date of the Financial Statements and the Closing Date in the ordinary course of business of the Corporation (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of any Governmental Requirement).

     4.8 Tax Matters.

          (a) Since December 31, 2004, (i) the Corporation has filed all Tax Returns that it was required to file for periods after December 31, 2004, (ii) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld, (iii) all such Tax Returns were correct and complete in all material respects when filed, (iv) all Taxes required to have been paid by the Corporation (whether or not shown on any Tax Return) have been paid, and (v) the Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return except in connection with the consolidated Tax Return of SELLER for the year ended December, 31, 2004, which has not been filed.

          (b) There are numerous disputes or claims concerning any Tax liability of the Corporation claimed or raised by Governmental Authority to which SELLER has Knowledge and has disclosed to BUYER. Such disputes or claims are set forth on Schedule 4.13 and Schedule 4.3(a).

     4.9 Tangible Personal Property. SELLER has delivered or will make available to BUYER: (a) a depreciation list of each item of Tangible Personal Property owned by the Corporation having a value in excess of $1,000; and (b) a list of each item of Tangible Personal Property leased by the Corporation having an annual rental in excess of $1,000. There is no tangible personal property used in the operation of the Business other than the Tangible Personal Property. All of the Tangible Personal Property is located at the Current Real Property and there is no tangible personal property used in the operation of the Business located at the Current Real Property which is not owned or leased by the Corporation. The Tangible Personal Property is, taken as a whole, in poor repair and may be inoperable and/or unsafe and inadequate for its intended use. BUYER accepts the Tangible Personal Property in "As-Is" condition in all respects.

     4.10 Current Real Property. SELLER have delivered or will make available to BUYER a list of each piece of Current Real Property leased by the Corporation. There is no real property used in the operation of the Business other than the Current Real Property.

     4.11 Intellectual Property.

          (a) (i) There is no Intellectual Property necessary to or used in the Business other than the Intellectual Property owned by, leased by or licensed to the Corporation; (ii) each item of Intellectual Property owned or used by the Corporation immediately prior to the Closing Date will be owned or available for use by BUYER on substantially similar terms and conditions immediately subsequent to the Closing Date; and (iii) the Corporation has taken reasonable commercial actions to maintain and protect each item of Intellectual Property.

          (b) (i) the Corporation has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and neither of SELLER or the Corporation has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Corporation must license or refrain from using any intangible property rights of any third party) which has not been resolved; and (ii) to the Knowledge of SELLER and the Corporation, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by or used by the Corporation.

          (c) Schedule 4.11(c) identifies each patent or registration which has been issued to the Corporation with respect to any of the Intellectual Property, each pending patent application or application for registration which the Corporation has made with respect to any of the Intellectual Property and each license, sublicense or other agreement which the Corporation has granted to any third party with respect to any of the Intellectual Property. SELLER has delivered to BUYER correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to BUYER correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such patent, registration, application, license or agreement. Schedule 4.11(c) identifies each trademark, trade name or unregistered trademark used by the Corporation in connection with the Business. With respect to each item of Intellectual Property required to be identified in Schedule 4.11(c): (i) SELLER has no Knowledge of any reason why the Corporation would be unable to register the same with the appropriate Governmental Authority each item which is an unregistered trademark; (ii) the Corporation possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses;
(iii) the item is not subject to any outstanding Governmental Requirement; (iv) no Proceeding is pending or, to the Knowledge of SELLER and the Corporation, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (v) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Corporation does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (d) Schedule 4.11(d) identifies each item of Intellectual Property that any third party owns and that the Corporation uses pursuant to a license, sublicense or other agreement. SELLER has delivered to BUYER correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.11(d): (i) each license, sublicense or other agreement covering the item is enforceable by the Corporation, except as may be limited by Enforceability Limitations; (ii) following the Closing, each license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, except as may be limited by Enforceability Limitations; (iii) neither the Corporation nor, to the Knowledge of SELLER and the Corporation, any other party to a license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder; (iv) neither the Corporation nor, to the Knowledge of SELLER and the Corporation, any other party to a license, sublicense or other agreement has repudiated any provision thereof; (v) the underlying item of Intellectual Property is not, to the Knowledge of SELLER and the Corporation, subject to any outstanding Governmental Requirement; (vi) no Proceeding is pending or, to the Knowledge of SELLER and the Corporation, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property; and (vii) the Corporation has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

          (e) Except as set forth on Schedule 4.11(e), the Corporation's use of the Intellectual Property will not, to the Knowledge of SELLER and the Corporation, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted or as contemplated to be conducted.

     4.12 Compliance with Laws and Permits. The Corporation and the conduct of the Business are in material compliance with all applicable Governmental Requirements and Permits. Neither the SELLER nor the Corporation has received any notice (i.e. that has not been already responded to or corrected) to the effect that, or otherwise been advised that the Corporation or the Business are not in compliance with any applicable Governmental Requirement and there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any applicable Governmental Requirement or Permit. Schedule 4.12 identifies all Permits issued to the Corporation and currently in effect. To the Knowledge of SELLER and the Corporation, those Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business. All of those Permits are valid and in full force and effect, no violations have been experienced, noted or recorded and no violations are expected, and no Proceeding is pending or, to the Knowledge of SELLER and the Corporation, threatened to revoke or limit any of those Permits.

     4.13 Litigation. Except as set forth in Schedule 4.13, there is no Proceeding pending or, to the Knowledge of SELLER and the Corporation, currently threatened which is: (a) a Proceeding against or relating to the Corporation, or its properties, assets or business; (b) a Proceeding relating to the Business and against or relating to any shareholder, director, officer or employee of the Corporation; or (c) a Proceeding relating to the transactions contemplated by this Agreement.

     4.14 Labor Matters.

          (a) SELLER has caused the Corporation to deliver to BUYER complete and accurate schedules identifying the names of all current employee of the Corporation, his or her name, position or job title, his or her base compensation and bonus compensation earned in the last fiscal year of the Corporation and his or her current base compensation. The Corporation has an obligation under a written collective bargaining agreement with the Seafarers International Union of North America Atlantic, Gulf, Lakes and Inland Waters District AFL-CIO dated October 27, 2005 and extends until July 31, 2006, which agreement has been provided to BUYER. There are no other oral or written agreement with any labor organization or employee group. The Corporation is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Corporation pending or, to the Knowledge of SELLER and the Corporation, threatened before any Governmental Authority. There is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of SELLER and the Corporation, threatened against the Corporation and no material grievance currently being asserted. The Corporation has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement. There is no organizational campaign being conducted or, to the Knowledge of SELLER and the Corporation, contemplated and there is no pending or, to the Knowledge of SELLER and the Corporation, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Corporation. There are, to the Knowledge of SELLER and the Corporation, no claims against the Corporation by employees or former employees for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement, except as set forth in Schedule xx (summary of litigation). The Corporation has complied with, and is currently in compliance with, all applicable Governmental Requirements relating to any of its employees, consultants and independent contractors.

     4.15 Employee Benefit Plans. With respect to the Employee Benefit Plans:

          (a) Schedule 4.15(a) sets forth a list identifying each Employee Benefit Plan.

          (b) SELLER has caused the Corporation to deliver to BUYER true and complete copies of: (i) the Employee Benefit Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any); and (ii) any amendments to the Employee Benefit Plans.

          (c) The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Benefit Plan, which (either alone or upon the occurrence of a subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Corporation.

          (d) Each Employee Benefit Plan has been maintained in compliance with its terms and the requirements prescribed by any and all Governmental Requirements.

          (e) There are no pending or, to the Knowledge of SELLER and the Corporation, threatened: (i) Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries; or (ii) Proceedings by any Governmental Authority against the Corporation relating to any Employee Benefit Plan.

          (f) The Corporation has made all required contributions under each Employee Benefit Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the Financial Statements.

     4.16 Transactions with Certain Persons. Other than any former shareholder, director or officer or employee of SELLER or the Corporation, or any Person related to such former shareholder, director, officer or employee of SELLER or the Corporation by blood or marriage, or any Person in which any such Person has an ownership interest of 30% or more, as a member, partner, shareholder, trustee or otherwise, and except as publicly disclosed in filings by SELLER with the U.S. Securities and Exchange Commission,
(a) no Related Person is presently or at any time during the past 12 months has been a party to any transaction with the Corporation including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments annually to or from (other than for services as employees of the Corporation) such Related Person; and (b) no shareholder, director, officer or employee or any other direct or indirect beneficial owner of the Corporation is related to any other shareholder, director, officer or employee or any other direct or indirect beneficial owner of the Corporation by blood or marriage. All such transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.

     4.17 Insurance. Schedule 4.17 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by the Corporation and relating to properties, assets and personnel of the Business. The Insurance is in full force and effect and sufficient for compliance with all applicable Governmental Requirements and of all contracts to which the Corporation is a party. The Corporation is not in default under any of the Insurance, and the Corporation has not failed to give any notice or to present any claim under any of the Insurance in a due and timely manner. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid. The Corporation has not experienced claims in excess of current coverage of the Insurance. There will be no retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence prior to the Closing Date.

     4.18 Accounts Receivable. All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of the Corporation, arose in the ordinary course of the Business and will be collected in the ordinary course of business consistent with past collection practices at their full face value net of reserves for doubtful accounts as reflected on the Closing Date Financial Report. There are no Encumbrances on the Accounts Receivable, there is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts, except to the extent of an offset agreement with Norfolk Southern Railroad to the benefit of the Port Authority of New York and New Jersey in connection with liquidating the balance due under a judgment rendered against the Corporation. (See Schedule xx summary of litigation)

     4.19 Contracts. Schedule 4.19 contains a true and correct list or description of the Material Contracts. SELLER has delivered or will make available to BUYER true and correct copies of the Material Contracts. Each of the Material Contracts is enforceable against the Corporation and each other party thereto, in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations. To the Knowledge of SELLER and the Corporation, there is no threatened default under any Material Contract.

     4.20 Suppliers and Customers. None of the suppliers or customers of the Business has informed SELLER or the Corporation that it intends to terminate or materially reduce its relationship with the Corporation, and there is no material problem or dispute with any supplier or customer of the Business. To the Knowledge of SELLER and the Corporation, the Corporation has good business relationships with each of its suppliers and customers. To the Knowledge of SELLER and the Corporation, the consummation of the transactions provided for in this Agreement will not or is not likely to disrupt the existing relationships with any supplier or customer of the Business or the Corporation which would have a Material Adverse Effect.

     4.21 Business Records. No material records of accounts, personnel records or other business records for the past five years relating to the Business or the Corporation have been destroyed and all such records are available to BUYER on a best efforts and good faith basis upon request, subject to applicable Governmental Requirements and contractual prohibitions or limitations.

     4.22 Powers of Attorney. The Corporation has not granted to any other Person any power of attorney or other right to represent it or act on its behalf.

     4.23 Environmental Matters.

          (a) Except for matters set forth in Schedule 4.23 (summary of litigation)The Corporation and its assets, properties and operations are now and at all times prior to the Closing Date have been in compliance with all applicable Environmental Laws and, to the Knowledge of SELLER and the Corporation, each Predecessor and its assets, properties and operations were in compliance in all material respects with all applicable Environmental Laws; and

          (b) the Corporation does not own any real property.

     4.24 Absence of Certain Changes. Except as set forth on Schedule 4.24 or as reflected in the Financial Statements, since April 1, 2005 there has not been any:

          (a) material adverse change in the Business or in the financial condition or operations of the Corporation;

          (b) sale or transfer by the Corporation of any tangible or intangible asset having a value at the time of disposition greater than $5,000 or $10,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment or any cancellation of any debt or claim, except in the ordinary course of business;

          (c) other material transaction not in the ordinary course of the Business or not otherwise consistent with the Corporation's past practices involving consideration in excess of $10,000;

          (d) change in the Corporation's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Corporation; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Corporation of any shares of any capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (e) amendment to the Corporation's articles of incorporation, by-laws or other organizational documents; or

          (f) material change in accounting methods or principles.

     4.25 No Brokers. Neither of SELLER nor the Corporation has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     4.26 Absence of Certain Payments. Neither the Corporation, nor any Affiliate of the Corporation, nor any of their respective partners, shareholders, directors, officers, employees or agents, or other Persons acting on behalf of any of them, have with respect to the Business, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of SELLER and the Corporation, neither the Corporation, nor any Affiliate of the Corporation, nor any of their partners, shareholders, directors, officers, employees or agents, or other Persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     4.27 All Necessary Assets of the Business. The assets and properties owned, leased or licensed by the Corporation constitute all of the rights, properties and assets (real, tangible and intangible) used in the Business as presently conducted by the Corporation and necessary for the continued conduct of the Business. There are no assets or properties used in the Business and owned by any Person other than the Corporation which will not, upon the Closing, be owned by the Corporation or leased or licensed by the Corporation.

     4.28 Material Misstatements or Omissions. None of the representations and warranties by SELLER in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     BUYER hereby represents and warrants to SELLER that:

     5.1 Organization and Good Standing. BUYER is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

BUYER has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

     5.2 Authority; Authorization; Binding Effect. BUYER has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. BUYER has taken all action necessary to authorize the execution and performance of this Agreement, and the transactions contemplated hereby. This Agreement has been duly executed and delivered by BUYER and constitutes a legal, valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

     5.3 No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by BUYER of its obligations under this Agreement, do not and will not result in or constitute: (a) a violation of or a conflict with any provision of the articles of organization or operating agreement of BUYER; (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which BUYER is a party; or (c) a violation by BUYER of any Governmental Requirement.

     5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by BUYER in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     5.5 No Proceedings. There is no Proceeding pending or, to the knowledge of BUYER, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

     5.6 No Brokers. BUYER has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     5.7 Material Misstatements or Omissions. None of the representations and warranties by BUYER in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                                    ARTICLE 6
                            COVENANTS AND CONDUCT OF
                     THE PARTIES PRIOR TO AND AFTER CLOSING

     SELLER (directly with respect to a personal obligation, and by means of voting the Transferred Shares to cause the Corporation to take the applicable corporate action described below), on the one hand, and BUYER on the other hand, each covenant and agree with the other as follows:

     6.1 Notifications, Consents and Approvals. As soon as practicable, BUYER and SELLER will commence all reasonable actions to obtain the consents and approvals and to make the filings set forth on Schedule 6.1 (the "Required Consents and Filings"), if any, required to consummate the transactions contemplated by this Agreement.

     6.2 Notification of Certain Matters.

          (a) SELLER will give prompt written notice to BUYER of: (i) any fact or circumstance, or any occurrence or failure to occur of any event of which SELLER has Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of SELLER contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date; and (ii) any failure of SELLER to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by SELLER under this Agreement.

          (b) BUYER will give prompt written notice to SELLER of: (i) any fact or circumstance, or any occurrence or failure to occur of any event of which BUYER has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of BUYER contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date; and (ii) any failure of BUYER to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by BUYER under this Agreement.

     6.3 Use of Corporate Name or Trade Name. After the Closing, neither SELLER nor any of its Affiliates will use the name "New York Cross Harbor Terminal Corporation", any other trade name included within the Intellectual Property being conveyed to BUYER, or any derivative or variation thereof or any name similar thereto.

     6.4 Confidentiality. SELLER has had access to and have gained knowledge with respect to the Corporation and the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Corporation and the Business (the "Confidential Information"). SELLER acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after Closing, may cause damage to the Corporation and/or BUYER subsequent to the Closing. SELLER agrees and covenants not to make unauthorized disclosures of any Confidential Information.

     6.5 Repayment of Employee and Related Person Advances. On or prior to the Closing Date, SELLER will cause all outstanding employee advances and amounts owing from Related Persons that accrued after April 1, 2005 to be repaid to the Corporation in full, other than ordinary course travel advances in reasonable amounts consistent with past practice.

     6.6 Tax Matters. The following provisions will govern the allocation of responsibility as among BUYER and SELLER for certain Tax matters following the Closing Date:

          (a) Transfer and other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Transferred Shares and the Barge to BUYER will be paid by SELLER at the time of Closing and SELLER will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                                    ARTICLE 7
                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligation of SELLER to consummate the transactions contemplated by this Agreement is subject, in the discretion of SELLER, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in SELLER's absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

     7.1 Representations, Warranties and Covenants. All representations and warranties of BUYER contained in this Agreement will be true and correct in all respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and BUYER will have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

     7.2 Required Consents and Filings. The Required Consents and Filings will have been obtained or made and all applicable time periods thereunder will have expired.

     7.3 Closing Certificate. BUYER will have furnished SELLER with a certificate of an officer of BUYER, in form and substance reasonably satisfactory to SELLER, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

                                    ARTICLE 8
                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligation of BUYER to consummate the transactions contemplated by this Agreement is subject, in the discretion of BUYER, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in BUYER's absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

     8.1 Representations, Warranties and Covenants. All representations and warranties of SELLER contained in this Agreement will be true and correct in all respects at and as of the

Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and SELLER will have performed or caused to be performed all agreements and covenants required by this Agreement to be performed or caused to be performed by SELLER prior to or at the Closing Date.

     8.2 Required Consents and Filings. The Required Consents and Filings will have been obtained or made and all applicable time periods thereunder will have expired.

     8.3 No Proceedings. No Proceeding will be pending, threatened or anticipated against BUYER, SELLER or the Corporation seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

     8.4 No Interruption or Adverse Change. No interruptions or suspensions of the Business as now conducted will have occurred or, to the Knowledge of SELLER and the Corporation, been threatened and no material adverse changes in the Business or in the business, prospects, assets or financial condition of the Corporation will have occurred or, to the Knowledge of SELLER and the Corporation, been threatened.

     8.5 No Claim Regarding Share Ownership or Proceeds. There will not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Corporation.

     8.6 Closing Certificate. SELLER will have furnished or caused to be furnished to BUYER a certificate of SELLER in form reasonably satisfactory to BUYER to evidence compliance with the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.5.

     8.7 Deleted

     8.8 Consulting Agreement. SELLER will have executed and delivered to the Corporation a Consulting Agreement whereby the services of NYRR personnel James
W. Cornell and Donald B. Hutton will be provided for an initial period of six months to assist BUYER in transitioning ownership and operations of the Corporation, in form and substance satisfactory to BUYER.

     8.9 deleted

     8.10 Due Diligence. BUYER's investigation and due diligence review will have been completed to BUYER's satisfaction, in its sole discretion.

     8.11 Deleted

     8.12 Minute Book and Stock Records. SELLER will have delivered or have caused to be delivered to BUYER the Corporation's original minute book and stock records.

                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1 Survival and Indemnifications.

          (a) Survival of Representations, Warranties, Covenants and Agreements.

               (i) All representations and warranties of SELLER contained in this Agreement will survive the Closing Date for the duration of the Claims Period. All of the representations and warranties of SELLER contained in this Agreement will in no respect be limited or diminished by any future Knowledge, inspection, investigation, examination or possession on the part of BUYER or its Representatives or any notice pursuant to Section 6.2(a). All covenants and agreements of SELLER contained in this Agreement (including the obligation of SELLER to consummate the transactions provided for herein and the indemnification obligations of SELLER set forth in this Section) will survive the Closing Date until fully performed or discharged.

               (ii) All representations and warranties of BUYER contained in this Agreement will survive the Closing Date for the duration of the Claims Period. All of the representations and warranties of BUYER contained in this Agreement will in no respect be limited or diminished by any past or future Knowledge, inspection, investigation, examination or possession on the part of SELLER or its Representatives or any notice pursuant to Section 6.2(b). All covenants and agreements of BUYER contained in this Agreement (including BUYER's obligation to pay the Purchase Price and the indemnification obligations of BUYER set forth in this Section) will survive the Closing Date until fully performed or discharged.

          (b) Indemnification by SELLER. SELLER hereby agrees to defend, indemnify and hold harmless each of the Corporation, BUYER and their respective Affiliates, from, against and in respect of any and all Losses suffered or incurred by any of them:

               (i) by reason of any breached or untrue representation or warranty of SELLER contained in this Agreement;

               (ii) by reason of the non-fulfillment of any covenant or agreement by SELLER (before or after the Closing) or by the Corporation (before the Closing or as caused, in whole or in part, by SELLER before or after the Closing) contained in this Agreement;

               (iii) by reason of any Proceedings by any shareholder, former shareholder or other equity owner of the Corporation, or any such Person's personal representative or any other Person making a claim based on a relationship with any other shareholder or other equity owner of the Corporation to the extent such Proceeding relates to action or inaction on the part of Seller or the Corporation before the Closing; or

               (iv) Other than with respect to the Transferred Shares, by reason of any Proceeding by any Person, except to the extent such Proceeding relates to any Encumbrance set forth on Schedule 4.3 or Encumbrance duly recorded in the public record

          (c) Indemnification by BUYER. BUYER hereby agrees to indemnify and hold harmless SELLER and its respective Affiliates from, against, and in respect of any and all Losses suffered or incurred by any of them:

               (i) resulting from any breached or untrue representation or warranty of BUYER contained in this Agreement;

               (ii) resulting from the non-fulfillment of any covenant or agreement of BUYER (before or after the Closing) contained in this Agreement; or

               (iii) by reason of any Proceedings by any shareholder, former shareholder or other equity owner of the Corporation, or any such Person's personal representative or any other Person making a claim based on a relationship with any other shareholder or other equity owner of the Corporation to the extent such claim relates to action or inaction on the part of Buyer or the Corporation after the Closing.

          (d) Notification and Defense of Claims or Actions.

               (i) As used in this Section, any party seeking indemnification pursuant to this Section 9.1 is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnifying Party." An Indemnified Party which proposes to assert the right to be indemnified under this Section 9.1 must submit a written demand for indemnification to the Indemnifying Party setting forth in summary form the facts as then known which form the basis for the claim for indemnification; provided, however, that the failure to give this notice will not affect the claim of indemnification except to the extent of actual prejudice to the Indemnifying Party. With respect to claims based on actions by third parties, an Indemnified Party must, within 15 business days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnifying Party, notify the Indemnifying Party in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnifying Party of any such Proceeding will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. Thereafter, the Indemnified Party must deliver to the Indemnifying Party, within 15 days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

               (ii) If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.1(d)(i) of the assertion of a third-party claim, the Indemnifying Party will be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (A) the Indemnifying Party is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) BUYER is the Indemnified Party and the Indemnifying Party fails to provide assurance satisfactory to the Indemnified Party of its financial capacity to defend the third-party claim and provide indemnification with respect to the third-party claim or (C) SELLER is the Indemnified Party and the Indemnifying Party fails to provide assurance satisfactory to the Indemnified Party of its financial capacity to defend the third-party claim and provide indemnification with respect to the third-party claim), to assume the defense of the third-party claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the third-party claim, the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article for any fees of other counsel or any other expenses with respect to the defense of the third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of the third-party claim, other than reasonable costs of investigation incurred at the request of the Indemnifying Party. If the Indemnifying Party assumes the defense of a third-party claim, (A) this assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, (B) no compromise or settlement of the third-party claims may be effected by the Indemnified Party and (C) no compromise or settlement of such third-party claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (I) there is no finding or admission of any violation of Governmental Requirement or any violation of the rights of any Person, (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (III) the Indemnified Party will have no liability with respect to any compromise or settlement of the third-party claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any third-party claim and the Indemnifying Party does not, within fifteen business days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party. Any control of the defense of a third-party claim given to an Indemnifying Party pursuant to this paragraph will, upon notice from the Indemnified Party, be reversed and given back to the Indemnified Party if, at any point during the course of the third-party claim the conditions necessary to have been met to allow such Indemnifying Party to so control the defense are no longer true whether because all unsatisfied claims increase in amount or because any other factors described in Section 9.1(d)(iii) arise or otherwise.

               (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates or Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the third-party claim, but the Indemnifying Party will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Section 9.1, (A) the party assuming primary responsibility for the defense of the claim must at all times keep the other party reasonably informed as to the status of such claim and (B) the party not primarily responsible for the defense of such claim must cooperate fully with the other party in connection with that defense.

                                   ARTICLE 10
                                 RIGHT OF OFFSET

     Deleted.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 Further Assurances; Information.

     Both before and after the Closing Date, each Party will cooperate in good faith with each other parties and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

     11.2 Risk of Loss. Risk of loss with respect to any property or assets of the Corporation will be borne by SELLER at all times prior to the Closing. If any of the Current Real Property or the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a "Casualty"), SELLER will promptly notify BUYER in writing of such Casualty and the details thereof and will answer promptly any reasonable requests from BUYER for details or information. If the Casualties are in an aggregate amount in excess of $25,000 from the date of this Agreement to the Closing Date or materially interfere, in BUYER's discretion, with the operation of the Business, BUYER may terminate this Agreement.

     11.3 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

          (a) by written agreement of BUYER and SELLER;

          (b) by BUYER, on the one hand, or SELLER, on the other hand, by written notice to the other in the event that the other Party is in breach of, or default under, any material representation, warranty or obligation herein made or on its part to be performed.

In the event of the termination of this Agreement as provided in the preceding sentence, no party will have any liability hereunder of any nature whatsoever, other than for indemnification pursuant to Section 9.1; provided, however, in the event the terminating Party has elected to so terminate this Agreement due to the breach of the other Party of a material representation, warranty or obligation herein made or on its part to be performed, then the breaching Party shall be liable to the terminating Party to the extent of $100,000 as liquidated damages, and not as a penalty. In the event that a condition precedent to its obligations is not satisfied, nothing contained in this Agreement will be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing, which waiver will not impair or affect any right of indemnification or other right or remedy hereunder.

     11.4 Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to another must be in writing and: (a) delivered personally (such delivered notice to be effective on the date it is delivered); (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three business days after the date it is mailed); (c) deposited with a reputable overnight courier service (such couriered notice to be effective one business day after the date it is sent by courier); or (d) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

          If to SELLER, addressed to:

               James W. Cornell
               New York Regional Rail Corp.
               5266 Seneca Street
               West Seneca, NY 14224
               Telephone: 716-675-6015
               Telecopier: 716-675-5434

          With a copy to:

               James Jenkins, Esq
               Harter, Secrest & Emery, LLP
               1600 Bausch & Lomb Place
               Rochester, NY 14604-2711
               Telephone: 585-232-6500
               Telecopier: 585-232-2152

          If to BUYER, addressed to:

               Mr. Gordon Reger
               2730 Transit Road
               West Seneca, NY 14224
               Telephone: 716-675-1200
               Telecopier: 716-674-2947

          With a copy to:

               Hiscock & Barclay, LLP
               1100 M&T Center
               3 Fountain Plaza
               Buffalo, New York 14203-1414
               Attention: Roger F. Cominsky, Esq.
               Telephone: (716) 566-1415
               Telecopier: (716) 566-4000

Any party may designate in a writing to any other party any other address or telecopier number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

     11.5 Public Statements. The Parties agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to employees of the Corporation).

     11.6 Choice of Law. This Agreement is governed by and will be construed, interpreted and the rights of the parties determined in accordance with the laws of New York without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized will govern.

     11.7 Expenses. The Parties shall pay all of their respective legal, accounting and other expenses incident to this Agreement.

     11.8 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

     11.9 Waiver. No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any party to this Agreement of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any party to this Agreement of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

     11.10 Effective; Binding. This Agreement will be effective upon the due execution hereof by each party to this Agreement. Upon becoming effective, this Agreement will be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and will inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; provided, however, that SELLER shall not assign any right or obligation arising pursuant to this Agreement without the prior written consent of BUYER, and any attempted delegation or assignment without BUYER's prior written consent will be null and void.

     11.11 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of this Agreement.

     11.12 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement will be effective unless made in writing duly executed by all of the Parties hereto.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile signature and the other parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile signature will immediately forward to the other parties an original signature page by overnight mail.

     11.14 Equitable Remedies. SELLER: (a) acknowledges that its failure to comply with Section 6.6 will cause the Corporation and/or BUYER irrevocable harm and that a remedy at law for such a failure would be an inadequate remedy; and
(b) consents to the Corporation's or BUYER's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce such provision. The right of the Corporation or BUYER to obtain such equitable relief is in addition to, and not in lieu of, any other remedy (including monetary damages) to which the Corporation or BUYER is entitled under applicable law.

     11.15 Independence of Covenants and Representations and Warranties. All covenants under this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties under this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

     11.16 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     11.17 Rule of Construction. The Parties acknowledge that each party and its counsel have reviewed and have had input in the drafting of this Agreement, and the parties hereby agree that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on the day and year indicated at the beginning of this Agreement.

                                        GJ RAILCO ACQUISITION, LLC

                                        By: GJ RAILCO MANAGEMENT, LLC


                                        By: /s/ Gordon Reger
                                            ------------------------------------
                                            Gordon Reger, Manager


                                        NEW YORK REGIONAL RAIL CORPORATION


                                        By: /s/ James W. Cornell
                                            ------------------------------------
                                            James W. Cornell, Chairman


                                        NEW YORK CROSS HARBOR RAILROAD
                                        TERMINAL CORPORATION


                                        By: /s/ James W. Cornell
                                            ------------------------------------
                                            James W. Cornell, Chairman